Exhibit 99.3

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

THE MAINSTAY MACKAY HIGH YIELD CORPORATE BOND FUND,

THE MAINSTAY VP HIGH YIELD CORPORATE BOND PORTFOLIO,

SILVER POINT CAPITAL FUND, L.P.,

SILVER POINT CAPITAL OFFSHORE MASTER FUND, L.P.,

SILVER POINT DISTRESSED OPPORTUNITIES FUND, L.P.,

SILVER POINT DISTRESSED OPPORTUNITY INSTITUTIONAL PARTNERS, L.P.,

AND

GULFPORT ENERGY CORPORATION

June 20, 2023

Purchase Agreement

June 20, 2023

Ladies and Gentlemen:

WHEREAS, (i) the Selling Stockholders (as defined below) listed on the signature pages hereto are requesting that Gulfport Energy Corporation (the “Company”) repurchase, contingent on the closing of the Offering (defined below), a number of shares of common stock, par value $0.0001 (the “Shares”) based on the terms and conditions set forth herein; (ii) Silver Point Capital, L.P., on behalf of certain accounts it manages and advises (the “Silver Point Selling Stockholders”), delivered to the Company a notice, pursuant to the terms of that certain Registration Rights Agreement, dated May 17, 2021 (the “Registration Rights Agreement”), to which such accounts are parties, requesting that the Company effect an Offering pursuant to such Registration Rights Agreement; and (iii) MacKay Shields LLC, on behalf of certain of its investment clients (the “MacKay Selling Stockholders” and, together with the Silver Point Selling Stockholders, the “Selling Stockholders”), intends to participate in such public offering pursuant to its piggyback rights under the Registration Rights Agreement;

WHEREAS, the Selling Stockholders, the Company, BofA Securities, Inc., J.P. Morgan Securities LLC and Evercore Group L.L.C., as representatives of the several underwriters party thereto, intend to enter into an Underwriting Agreement on June 21, 2023 with respect to the underwritten offering (the “Offering”) by the Selling Stockholders of certain Shares; and

WHEREAS, the Company intends to purchase from the Selling Stockholders a certain number of such Shares, rounded down to the nearest whole share, in the aggregate dollar values set forth on Schedule I attached hereto on the Closing Date (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby confirms its agreements with the Selling Stockholders as follows:

Section 1. Purchase, Sale and Delivery of the Subject Shares.

(a) The Subject Shares. Upon the terms and subject to the conditions set forth herein, the Company agrees to purchase from the Selling Stockholders, and the Selling Stockholders agree to sell to the Company, the aggregate dollar value of Shares, rounded down to the nearest whole share, listed on Schedule I attached hereto set forth opposite each Selling Stockholder’s name (collectively, such Shares, the “Subject Shares”) at the Share Purchase Price. As used herein, the parties hereto acknowledge that the “Share Purchase Price” shall equal the per share purchase price to be paid by the public in the Offering as reflected on the cover of the final prospectus supplement for the Offering.

(b) The Closing Date. Payment for the Subject Shares shall be made to the Selling Stockholders in Federal or other funds immediately available in New York City against delivery of the Subject Shares from each respective Selling Stockholder’s account to the Company on the date of the closing of the Offering or at such other time and on such other date as the Company and the Selling Stockholders shall mutually agree (the “Closing Date”).

(c) Delivery of the Subject Shares. The Subject Shares shall be delivered to the Company on the Closing Date for the account of the Company.

Section 2. Representations of the Selling Stockholders. The Selling Stockholders as of the date hereof have, and, as of the Closing Date, will have, good and marketable title to the Subject Shares proposed to be sold hereunder as of the Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver all of such Subject Shares hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever, other than restrictions imposed by applicable federal and state securities laws; and upon delivery of and payment for such Subject Shares hereunder, the Company will acquire good and marketable title thereto, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever, other than restrictions imposed by applicable federal and state securities laws.

Section 3. Representations of the Company. The Company represents and warrants as of the date hereof that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

Section 4. Conditions of the Obligations of the Company. The obligations of the Selling Stockholders to deliver the Subject Shares and of the Company to purchase and pay for the Subject Shares, in each case as provided, shall be subject to (i) the prior or substantially concurrent closing of the Offering and (ii) the timely performance by the Selling Stockholders and the Company of each of their respective covenants and other obligations hereunder.

If the conditions specified in this Section 4 are not satisfied when and as required to be satisfied, this Agreement may be terminated by the Selling Stockholders (so long as they are not in breach of their obligations pursuant to this Agreement) by notice to the Company or by the Company (so long as it is not in breach of its obligations pursuant to this Agreement) by notice to the Selling Stockholders at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 8 shall at all times be effective and shall survive such termination.

Section 5. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, facsimiled or e-mailed and confirmed to the parties hereto as follows:

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If to the Company:

Gulfport Energy Corporation

713 Market Drive

Oklahoma City, Oklahoma 73114

Attention: Patrick K. Craine, Chief Legal and Administrative Officer and

Corporate Secretary

E-mail: pcraine@gulfportenergy.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C. and Michael W. Rigdon, P.C.

E-mail: sean.wheeler@kirkland.com and michael.rigdon@kirkland.com

If to the MacKay Selling Stockholders:

MacKay Shields LLC

1345 Avenue of the Americas

New York, New York 10105

Attention: Young Lee

E-mail: young.lee@mackayshields

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York,

New York 10019-6064

Attention: Andrew N. Rosenberg and Christodoulos Kaoutzanis

E-mail: arosenberg@paulweiss.com and ckaoutzanis@paulweiss.com

If to the Silver Point Selling Stockholders:

Silver Point Capital, L.P.

Two Greenwich Plaza, Suite 1

Greenwich, Connecticut 06830

Attention: James Kasmarcik and Robert Pim

E-mail: jkasmarcik@silverpointcapital.com and rpim@silverpointcapital.com with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Andrew N. Rosenberg and Christodoulos Kaoutzanis

E-mail: arosenberg@paulweiss.com and ckaoutzanis@paulweiss.com

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Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 6. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and in each case their respective successors, and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any other person other than the parties to this Agreement and their successors. The term “successors” shall not include any purchaser of Shares from the Selling Stockholders merely by reason of such purchase.

Section 7. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 8. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. The Company and the Selling Stockholders hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 9. General Provisions. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be delivered via electronic mail (including PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Section 10. Withholding. The Company shall be entitled to deduct and withhold from amounts otherwise payable to the Holders pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable tax law. To the extent that such amounts are so withheld and paid over to the appropriate governmental authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in

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respect of which such deduction and withholding was made. The parties hereto acknowledge and agree that, as of the date hereof, no withholding or deduction of any amount from the consideration otherwise payable pursuant to this Agreement is required under applicable U.S. federal income tax law with respect to any Selling Stockholder that provides an IRS Form W-9 certifying that such Selling Stockholder is exempt from U.S. federal backup withholding.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GULFPORT ENERGY CORPORATION

By:	/s/ Patrick K. Craine
Name:	Patrick K. Craine
Title:	Chief Legal and Administrative Officer and Corporate Secretary

[Signature Page to Purchase Agreement]

MACKAY SELLING STOCKHOLDERS:

THE MAINSTAY MACKAY HIGH YIELD CORPORATE BOND FUND

By: MacKay Shields LLC, its subadvisor

By:	/s/ Young Lee
Name:	Young Lee
Title:	Senior Managing Director

THE MAINSTAY VP HIGH YIELD CORPORATE BOND PORTFOLIO

By: MacKay Shields LLC, its subadvisor

By:	/s/ Young Lee
Name:	Young Lee
Title:	Senior Managing Director

Signature Page to Purchase Agreement

SILVER POINT SELLING STOCKHOLDERS:

SILVER POINT CAPITAL FUND, L.P.

By: Silver Point Capital General Partner, LLC, its general partner

By:	/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

SILVER POINT CAPITAL OFFSHORE MASTER FUND, L.P. by SPCP OFFSHORE IV, INC. as its designated affiliate

By: Silver Point Capital Offshore General Partner, LLC, its general partner

By:	/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

SILVER POINT DISTRESSED OPPORTUNITIES FUND, L.P.

By: Silver Point Distressed Opportunities Onshore General Partner, LLC, its general partner

By:	/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

SILVER POINT DISTRESSED OPPORTUNITY INSTITUTIONAL PARTNERS, L.P.

By: Silver Point Distressed Opportunity Institutional Partners, L.P., its general partner

By:	/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

Schedule I1

Selling Stockholder	Amount
The MainStay MacKay High Yield Corporate Bond Fund	$3,655,457
The MainStay VP High Yield Corporate Bond Portfolio	$913,864
Silver Point Capital Fund, L.P.	$3,672,228
Silver Point Capital Offshore Master Fund, L.P.	$9,937,128
Silver Point Distressed Opportunities Fund, L.P.	$2,398,832
Silver Point Distressed Opportunity Institutional Partners, L.P.	$4,422,491

Total:	$25,000,000

[1]	Note to Draft: To be rounded in accordance with this Agreement to reflect the appropriate aggregate purchase price for the number of shares purchased.

Schedule I